Exhibit 99.1

 Journal Register Company Announces First Quarter 2007 Results

    YARDLEY, Pa.--(BUSINESS WIRE)--April 19, 2007--Journal Register Company (NYSE: JRC) today reported net income of $29.1 million, or $0.74 per diluted share, for the thirteen week quarter ended April 1, 2007, as compared to net income of $1.8 million, or $0.04 per diluted share, for the thirteen week quarter ended March 26, 2006.

    In December 2006 and January 2007, the Company announced the sales of its newspaper assets in Massachusetts and Rhode Island, respectively. The properties involved are presented as discontinued operations and their results are excluded from revenues, operating expenses and operating income but are included in 2006 and 2007 net income and earnings per share. The sales of the Rhode Island and Massachusetts newspapers were completed early in February 2007.

    The Company's reported results from continuing operations, which excludes the gain on the sale of the Company's Massachusetts and Rhode Island newspapers, were net income of $1.5 million or $0.04 per diluted share for the quarter ended April 1, 2007. The Company's first quarter 2006 adjusted net income includes a one time charge after tax of $3.4 million related to the re-pricing of the Company's refinanced credit facility. The Company's reported results for the first quarter 2006 excluding this item were $4.6 million or $0.11 per diluted share.

    The Company's first quarter 2007 results were impacted by the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, resulting in a decrease in net income of $0.01 per diluted share. This is reflected in an effective income tax rate for continuing operations for the quarter of 54.9 percent. Absent this charge, the Company's effective income tax rate for continuing operations was 39.3 percent for the first quarters of 2007 and 2006. The Company projects its effective tax rate for the full year to be
44.5 percent.

    Chairman and CEO Robert M. Jelenic stated, "Our first quarter reflects progress in our plan to operate our business more profitably even as we remain challenged by a difficult print advertising environment, particularly in our Michigan cluster where ongoing issues affecting the domestic auto industry have dramatically impacted our real estate and employment advertising revenues. We were encouraged by the overall advertising revenue trend in period three, which was the best period of the quarter, due mainly to positive performance at our flagship newspaper, the New Haven Register, especially in retail advertising revenue. Furthermore, our results also reflect the success of our cost control initiatives, while we have accelerated our online investment."

    "Our online operations continue to perform exceptionally well, and were up 25.8 percent versus the prior year quarter and comprised 4.6 percent of total advertising revenues. Going forward in 2007, we expect accelerated online revenue growth to be fueled by several driving factors: the continued roll out of our new media platform, which greatly enhances our hyper-local Web sites; continued revenue growth from JobsInTheUS, which was up 44.0 percent in the first quarter; increased contributions from our co-branded Yahoo! Hot Jobs Internet employment Web sites; and, in the second half of the year, benefits from phase two of the Yahoo! industry consortium agreement that was announced this past Monday," said Mr. Jelenic.

    Overall Revenue

    Total revenues for the Company's continuing operations for the quarter ended April 1, 2007 were $114.1 million, as compared to total revenues of $120.3 million for the first quarter of 2006, a 5.1 percent decrease.

    Total Advertising Revenue

    Total advertising revenues, as reported, for the first quarter of 2007 decreased 6.9 percent to $86.4 million, as compared to $92.7 million for the first quarter of 2006.

    Online Revenue

    The Company continued to post strong gains in online revenues in the first quarter of 2007. Online revenues were $4.0 million for the quarter, reflecting an increase of 25.8 percent in the first quarter of 2007, as compared to the prior year quarter. The Company's Web sites generated 100.4 million page views during the first quarter, an increase of approximately 18.4 percent, as compared to the prior year period.

    Retail Revenue

    Retail advertising revenues for the first quarter of 2007, as compared to the prior year quarter, decreased 4.1 percent.

    Classified Revenue

    Classified advertising revenues decreased 7.4 percent in the first quarter of 2007, as compared to the prior year quarter. In the classified advertising revenue category, other classified revenues increased 0.7 percent, classified employment revenues were down 2.0 percent, classified real estate revenues decreased 9.8 percent and classified automotive revenues declined 20.7 percent, each for the first quarter 2007, as compared to the prior year quarter.

    National Advertising Revenue

    National advertising revenues, which represent approximately four percent of the Company's advertising revenues, were down 29.4 percent, for the quarter ended April 1, 2007, as compared to the prior year quarter.

    Circulation Revenue

    Revenues were $22.9 million for the first quarter of 2007, as compared to $23.1 million in the first quarter of 2006, a decrease of
0.7 percent.

    Expenses

    The Company's publishing same-store non-newsprint cash operating expenses, which excludes the results of the Company's acquisitions from the prior year period, decreased 2.9 percent during the first quarter, as compared to the prior year quarter, as exceptional cost reduction initiatives continued. Newsprint expense decreased approximately four percent for the quarter, reflecting an increase in unit cost of approximately three percent, and a decrease in consumption of approximately six percent.

    Net Debt and Capital Expenditures

    The Company had $652.7 million of net debt outstanding as of April 1, 2007, reflecting a decline from $726.3 million outstanding as of December 31, 2006 and a decrease of $92.3 million from March 26, 2006. As of April 18, 2007 the Company has prepaid $42.5 million of the scheduled principal amortization payments which represents all amounts due until June 2008 under the Company's outstanding credit facility. The Company's capital expenditures in the first quarter were $9.7 million, including $5.0 million for costs in connection with the build-out of the Clinton Township, Michigan press and mailroom facility which is on schedule to be completed in the third quarter of 2007, and an additional $1.5 million related to the Company's investment in its online operations.

    Earnings Call Information

    The Company's first quarter 2007 earnings conference call is scheduled for 9:00 a.m. Eastern Time today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's Web site, www.JournalRegister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.JournalRegister.com for seven days following the call.

    About Journal Register Company

    Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 345 non-daily publications. Journal Register Company currently operates 222 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

    Safe-Harbor

    This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, the extent or timing of cost savings, charges, the extent of employees impacted, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Measures

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free Cash Flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special items that are described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. Adjusted Free Cash Flow is defined as Free Cash Flow plus net cash proceeds from the sale of the New England Cluster. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The Company believes that the emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

                       JOURNAL REGISTER COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
                 In thousands, except per share data

                                               Thirteen weeks ended
                                              April 1,     March 26,
Fiscal period ended                              2007       2006 (1)
========================================================  ============
Revenues:
    Advertising                               $  86,353    $   92,715
    Circulation                                  22,912        23,081
--------------------------------------------------------  ------------
  Newspaper revenues                            109,265       115,796
  Commercial printing and other                   4,860         4,496
--------------------------------------------------------  ------------
Total revenues                                  114,125       120,292
--------------------------------------------------------  ------------
Operating expenses:
  Salaries and employee benefits                 47,873        50,926
  Newsprint, ink and printing charges            11,578        11,458
  Selling, general and administrative            19,380        18,775
  Depreciation and amortization                   4,587         4,343
  Other                                          16,299        16,295
--------------------------------------------------------  ------------
Total Operating Expenses                         99,717       101,797
--------------------------------------------------------  ------------
Operating income                                 14,408        18,495
Net interest expense and other                  (11,056)      (10,924)
Write-off of debt issuance costs                      -        (5,662)
--------------------------------------------------------  ------------
Income from continuing operations before
 income taxes                                     3,352         1,909
Provision for income taxes                        1,840           750
--------------------------------------------------------  ------------
Income from continuing operations                 1,512         1,159
(Loss) income from discontinued operations of
 New England cluster, net of income taxes           (86)          606
Gain on sale of New England cluster
 operations, net of income taxes                 27,660             -
--------------------------------------------------------  ------------
Net Income                                    $  29,086    $    1,765
========================================================  ============

Income per common share (basic)
Income from continuing operations             $    0.04    $     0.03
(Loss) income from discontinued operations,
 net of income taxes                              (0.00)         0.01
Gain on sale of New England cluster
 operations, net of income taxes                   0.70             -
--------------------------------------------------------  ------------
Net Income per common share (basic)           $    0.74    $     0.04
========================================================  ============

Income per common share (diluted)
Income from continuing operations             $    0.04    $     0.03
(Loss) income from discontinued operations,
 net of income taxes                              (0.00)         0.01
Gain on sale of New England cluster
 operations, net of income taxes                   0.70             -
--------------------------------------------------------  ------------
Net Income per common share (diluted)         $    0.74    $     0.04
========================================================  ============

Dividends declared per common share           $    0.02    $     0.02
Weighted-average shares outstanding:
  Basic                                          39,128        40,177
  Diluted                                        39,171        40,289

(1) 2006 has been revised to show discontinued operations. Revenues and operating income are from continuing operations.

                       JOURNAL REGISTER COMPANY
     Other Financial Data for the Company's Continuing Operations
                 In thousands, except per share data

----------------------------------------------------------------------

                                                 Thirteen weeks ended
                                                 April 1,   March 26,
                                                    2007     2006 (3)
                                                 ---------  ----------
Other Data:
  Net income from continuing operations          $  1,512   $   1,159
    Add: Provision for income taxes                 1,840         750
    Add: Loss on write-off of debt issuance costs       -       5,662
    Add: Net interest expense and other            11,056      10,924
                                                 ---------  ----------
 Operating income                                  14,408      18,495
    Add: Depreciation and amortization              4,587       4,343
                                                 ---------  ----------
  EBITDA                                           18,995      22,838
  EBITDA Margin                                      16.6%       19.0%
    Less: Capital expenditures                     (9,671)     (3,108)
    Less: Cash interest expense and other         (10,818)    (10,643)
    Less: Cash income taxes (1)                      (184)       (258)
                                                 ---------  ----------
 Free Cash Flow from continuing operations         (1,678)      8,829
 Net Cash proceeds from sale of New England
  Cluster                                          55,532           -
                                                 ---------  ----------
 Adjusted Free Cash Flow                         $ 53,854   $   8,829
                                                 ---------  ----------

 Free Cash Flow per diluted share                $  (0.04)  $    0.22
 Adjusted Free Cash Flow per diluted share       $   1.37   $    0.22

 Income, from continuing operations, as reported $  1,512   $   1,159
    Less: Special item (net of tax benefit)             -       3,440
                                                 ---------  ----------
 Adjusted income, from continuing operations (2) $  1,512   $   4,599
----------------------------------------------------------------------

Notes:
(1) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry forwards.

(2) Adjusted net income excludes the net effect of a special item of approximately $5.7 million ($3.4 million net of tax effect) in the first quarter of 2006 related to the repricing of the Company's refinanced credit facility.

(3) 2006 has been revised to show discontinued operations. Revenues and operating income are from continuing operations.

    CONTACT: Journal Register Company
             Ricardo A. Venegas, 215-504-4200
             Treasurer
             Fax: 215-504-4201